FIRST AMENDMENT TO AMENDED AND RESTATED PROMISSORY NOTE

            This First Amendment to Amended and Restated Promissory Note (this "Amendment") is dated effective as of April 20, 2009 and it amends that certain Amended and Restated Promissory Note dated July 1, 2008 (the "Note") made by Good Times Drive ThRu, Inc., a Colorado corporation ("GT Drive Thru") and GOOD TIMES RESTAURANTS INC., a Nevada corporation (collectively, "Maker") in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) for the benefit of PFGI II, LLC, a Colorado limited liability company ("Holder").  All capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Note.

1.                  The Maturity Date is hereby amended to July 10, 2010.

2.                  Paragraph 5 of the Note is hereby amended and restated as follows:

                        5 - Security.  This Promissory Note and the indebtedness created and evidenced hereby, including principal and interest, are secured by (i) four separate Leasehold Deeds of Trust, Security Agreement, Assignment of Rents and Fixture Filings dated July 7, 2006 and recorded under Reception Nos. 2006110700 and 2006110701 in Jefferson County, Colorado on September 11, 2006, Reception No. 20060905000894220 in Adams County, Colorado on September 5, 2006 and Reception No. 20060067137 in Larimer County, Colorado on September 1, 2006 (collectively, the "Existing Deeds of Trust") made by GT Drive Thru for the benefit of Holder, encumbering all of GT Drive Thru's leasehold interest in and to the real property described therein ("Real Property") and located in the Counties of Jefferson, Adams and Larimer, State of Colorado and other collateral, as more particularly described therein; (ii) two separate Security Agreements and Collateral Assignments of Lease dated June 21, 2006 (collectively, the "Security Agreements"), from GT Drive Thru to Holder, encumbering the tangible and intangible assets, personal property, furniture, fixtures, goods, equipment and other personal property located at the Real Property (collectively, the "Property"); and (iii) two separate Deeds of Trust, each dated August 15, 2008 and recorded under Reception Nos. 88094383 in Arapahoe County, Colorado and 3573449 in Weld County, Colorado on August 20, 2008 (the "Additional Deeds of Trust").  This Promissory Note, the Existing Deeds of Trust, the Additional Deeds of Trust, the Loan Agreement and the Security Agreements are hereinafter collectively referred to as the "Loan Documents".

3.                  This Amendment constitutes the entire Agreement between Maker and Holder concerning the subject matter hereof.  This Amendment may not be amended or modified orally, but only by written agreement executed by Maker and designated as an amendment or modification of the Note.  Except as specifically amended hereby, the Note remains in full force and effect.

9549997.1

            IN WITNESS WHEREOF, the undersigned has duly executed this Amendment effective as of the day and year first above written.

                                                                                    MAKER:

GOOD TIMES DRIVE THRU INC., a Colorado corporation

                                                                                    By:      /s/ Boyd E. Hoback

                                                                                    Name:  Boyd E. Hoback, President and CEO

GOOD TIMES RESTAURANTS INC., a Nevada corporation

                                                                                    By:      /s/ Boyd E. Hoback

                                                                                    Name:  Boyd E. Hoback, President and CEO

9549997.1